Exhibit (b)(6)

January 24, 2008

Restoration Hardware, Inc.

15 Koch Road, Suite J

Corte Madera, California 94925

Gentlemen:

Reference is hereby made to that certain $20,625,000 Subordinated Unsecured PIK Promissory Note, dated January 24, 2008 (the “Subordinated Note”), made by and among Restoration Hardware, Inc. (the “Company”) payable to the order of the undersigned Catterton Partners VI, L.P. (“Note Holder”), together with the terms of the Subordination Agreement, dated as of such date (the “Subordination Agreement”), among the Company, The Michaels Furniture Company, Inc., Catterton Partners VI, L.P. and Bank of America, N.A., as Agent (the “Agent”) under that certain Eighth Amended and Restated Loan and Security Agreement by and among the Company, the Agent and certain other lenders that are parties thereto (as the same may be amended from time to time, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Subordinated Note.

On November 8, 2007, the Company entered into an Agreement and Plan of Merger (as amended by the First Amendment thereto, the “Acquisition Agreement”) with the undersigned Home Holdings, LLC (“Parent”) affiliated with Catterton Partners Management Company contemplating the acquisition of the Company by Parent by means of a merger of a newly formed wholly owned subsidiary of Parent with and into the Company, with the Company being the surviving entity (the “Acquisition”).

Subject to the terms and conditions hereof, the parties hereto hereby agree as follows:

1.

In connection with the closing of the Acquisition, the Note Holder, Parent and the Company agree that in lieu of repayment of the Subordinated Note upon closing of the Acquisition, they shall instead cause the exchange by the Note Holder of the Subordinated Note for a pro rata (in kind and amount) share of the common equity of Parent based upon the unpaid principal balance of the Subordinated Note plus all accrued but unpaid interest through the date of the closing (and including the Arrangement Fee to the extent not previously paid). For the avoidance of doubt, the value of such common equity of Parent shall be determined on the same basis as shares of such common equity that are purchased for cash in connection with the financing of Parent to consummate the Acquisition and the same basis as shares of Parent common equity that are issued in exchange for the contribution of shares of the Company’s Common Stock, par value

Restoration Hardware, Inc.

January 24, 2008

$0.0001 per share (“Company Common Stock”), that are contributed to Parent by certain rollover stockholders of the Company (such shares of Company Common Stock will be valued at the value of the “Merger Consideration” (as such term is defined in the Acquisition Agreement) for purposes of the exchange).

2.	The parties agree that any transfer by the Note Holder of the Subordinated Note to a permitted assignee within the terms of the Subordinated Note shall be made only if the transferee agrees to be bound by the terms of this letter agreement.

3.	Except as expressly waived or modified in this letter agreement, all other terms and conditions of the Subordinated Note and the Subordination Agreement remain in full force and effect.

[SIGNATURE PAGES ON FOLLOWING PAGE]

If the foregoing correctly sets forth our understanding, please indicate your agreement by signing below.

Very truly yours,

HOME HOLDINGS, LLC

By:	/s/ J. Michael Chu
Name:	J. Michael Chu
Title:	President

CATTERTON PARTNERS VI, L.P.

By:	/s/ J. Michael Chu
Name:	J. Michael Chu
Title:	Authorized Agent

[Signature Page to Conversion Consent Letter]

AGREED AND ACCEPTED:

RESTORATION HARDWARE, INC., as Lead Borrower

By:	/s/ Chris Newman
Name:	Chris Newman
Title:	Chief Financial Officer

[Signature Page to Conversion Consent Letter]